Exhibit 5.1

Direct Line: (416) 597-5498
mpartridge@goodmans.ca

September 29, 2023

Our File No.: 23.1169

Sent By E-mail

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Sangoma Technologies Corporation (the “Registrant”) – Omnibus Equity Incentive Plan – Registration of Common Shares

We have acted as counsel to the Registrant with respect to the Registrant’s application to the U.S. Securities and Exchange Commission (the “SEC”) for the registration of 2,384,217 of its common shares, with no par value (the “Common Shares”) reserved for issuance under the Registrant’s omnibus equity incentive plan (the “Omnibus Equity Incentive Plan”) dated December 13, 2022.

The Form S-8 Registration Statement sets forth certain requirements (the “Requirements”) to be satisfied by the Registrant to register the Common Shares issuable pursuant to the Omnibus Equity Incentive Plan. This opinion letter is provided in satisfaction of the request contained in the Requirements for an opinion of counsel to the Registrant regarding the legality of the Common Shares.

Examinations

As counsel to the Registrant, and in connection with the opinions hereinafter expressed, we have examined the following documentation:

1.	the Articles and By-Laws of the Registrant;

2.	the Omnibus Equity Incentive Plan;

3.	a certified copy of the resolutions of the board of directors of the Registrant approving the issuance under the Omnibus Equity Incentive Plan; and

4.	a final copy of the management information circular of the Registrant sent to shareholders in respect of the annual and special meeting held on December 13, 2022 (the “Meeting”); and

5.	a certified copy of the resolutions of the shareholders of the Registrant approving the Omnibus Equity Incentive Plan thereunder passed at the Meeting.

We have also examined and relied as to matters of fact upon such records and proceedings of the Registrant, the originals or copies, certified or otherwise, identified to our satisfaction, of certificates of officers or directors of the Registrant and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

Assumptions and Reliance

In rendering the opinions expressed herein we have assumed:

(a)	with respect to all documents examined by us, the genuineness of all signatures, the genuineness and authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents; and

(b)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinions are given to you as of the date hereof only and we disclaim any obligation to advise you of any change after the date hereof in or affecting any matter set forth herein, and, other than as expressly referred to herein, we express no opinion as to the effect of any subsequent course of dealing or conduct involving the Registrant.

Laws

We are solicitors qualified to carry on the practice of law only in the Province of Ontario and the opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on legislation and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in laws after the date hereof.

Opinion

Based and relying solely upon the foregoing and subject to the foregoing assumptions and qualifications, we are of the opinion that the 2,384,217 Common Shares issuable under the Omnibus Equity Incentive Plan, when issued in accordance with the terms of the Omnibus Equity Incentive Plan and upon receipt or deemed receipt of the requisite consideration therefor, will be issued as fully paid and non-assessable common shares in the capital of the Registrant.

Reliance

This opinion letter is provided solely for the benefit of the SEC in connection with the registration of securities. This opinion letter is not to be transmitted to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any document or filed with any government agency or other person without our prior written consent.

Yours truly,

/s/ “Goodmans LLP”

Goodmans LLP